EXHIBIT 23.5
CONSENT OF EXPERT
     Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
     I hereby consent to the use of and reference to my name as a Qualified Person for the Oyu Tolgoi Technical Report dated March 2008, under the heading “Description of the Business — Oyu Tolgoi Copper and Gold Project, Mongolia” in the Company’s Annual Information Form for the year ended December 31, 2008, dated March 31, 2009, and in the 40-F.
Sincerely,

/s/ John Vann Title: Principal Consultant
Company: Quantitative Geoscience Pty. Ltd.
Date: March 31, 2009